SECURITIES AND EXCHANGE COMMISSION
 Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 or 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):   September 18, 2002

La Jolla Pharmaceutical Company

(Exact Name of Registrant as Specified in Charter)

Delaware	0-24274	33-0361285

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6455 Nancy Ridge Drive, San Diego, California	92121

(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (858) 452-6600

N/A

(Former Name or Former Address, if Changed Since Last Report)

Item 5. Other Events.
SIGNATURES

Item 5. Other Events.

     Between September 18 and September 30, 2002, pursuant to SEC Rule 10b5-1 promulgated under the Securities Exchange Act of 1934, as amended, certain directors and officers of La Jolla Pharmaceutical Company (the “Company”) entered into trading plans in order to diversify their holdings, to provide liquidity, to reduce the market effect of stock sales by spreading them out over an extended period of time and for tax planning purposes. Pursuant to these directors’ and officers’ trading plans, shares of common stock of the Company will be sold for each person at specified intervals and at varying price levels through the end of 2005. Most of the trading plans require that the Company’s common stock price exceed thresholds that are significantly higher than the Company’s stock price on the date of this report. The total number of shares subject to the trading plans of the directors and officers listed below represent on average less than 20% of their total beneficial ownership of Company common stock, including vested and unvested options.

     To this effect, Steven B. Engle, Chairman and Chief Executive Officer, adopted a plan to sell up to 400,000 shares of the Company’s common stock, which represents 17.5% of his total beneficial ownership of Company common stock, including vested and unvested options. No sales will occur pursuant to Mr. Engle’s plan until after the public release of the preliminary results from the Phase III lupus clinical trial. In addition, the following officers or directors have adopted plans to sell up to the below listed number of shares of the Company’s common stock: William B. Engbers, Director, 40,000 shares; Stephen M. Martin, Director, 60,000 shares; Matthew D. Linnik, Ph.D., Chief Scientific Officer and Executive Vice President of Research, 87,218 shares; Kenneth R. Heilbrunn, M.D., Vice President of Clinical Development, 30,000 shares; Bruce K. Bennett, Jr., Vice President of Manufacturing, 34,000 shares; Paul C. Jenn, Ph.D., Vice President of Product Development, 16,000 shares; Theodora Reilly, Vice President of Human Resources, 1,300 shares; Gail A. Sloan, Secretary, Senior Director of Finance and Controller, 6,600 shares; and Andrew Wiseman, Ph.D., Senior Director of Business Development and Investor Relations, 36,000 shares.

     Additional directors, officers and other insiders of the Company may from time to time establish trading plans, and those listed above may establish additional trading plans.

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SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

La Jolla Pharmaceutical Company

Date: November 25, 2002	By:	/s/ Steven B. Engle

Steven B. Engle
Chairman and Chief Executive Officer

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